UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 10, 2013

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Federal Street, Suite 1100, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Director

At a meeting held on April 10, 2013, based on the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Board”) of EnerNOC, Inc. (the “Company”), the Board elected James P. Baum as a Class I director of the Company with a term expiring at the Company’s 2014 annual meeting of stockholders. The Company has not determined the committee or committees of the Board to which Mr. Baum is expected to be named. In connection with his election to the Board, Mr. Baum will be awarded a restricted stock grant under the Company’s Amended and Restated 2007 Employee, Director and Consultant Stock Plan for 15,000 shares of the Company’s common stock, such shares to vest over a three-year period at a rate of 8.33% per quarter. Mr. Baum will also be entitled to receive an annual cash retainer of $30,000, paid in advance, and will be eligible to receive annual equity grants, as more fully described in the Company’s definitive proxy statement (File No. 001-33471) filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2012. In addition, Mr. Baum and the Company will enter into an indemnification agreement, the form of which is attached as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-140632), filed with the SEC on May 3, 2007. There are no understandings or arrangements between Mr. Baum and any other person pursuant to which Mr. Baum was elected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: April 16, 2013	By:	/s/ Kevin J. Bligh
	Name:	Kevin J. Bligh
	Title:	Chief Accounting Officer
(Principal Accounting Officer)